UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2011
AmerisourceBergen Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 727-7000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On April 28, 2011, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing its earnings for the fiscal quarter ended March 31, 2011 and announcing its corresponding earnings conference call. A copy of the news release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 8.01. Other Events.
In the news release issued on April 28, 2011, the Registrant increased its expectations for fiscal year 2011 diluted earnings per share to a range of $2.41 to $2.49. Key assumptions supporting the fiscal year 2011 diluted earnings per share range are: revenue growth of between 2 percent and 4 percent; operating margin expansion in the mid to high single digit basis points range; and free cash flow in the high end of the range of $625 million to $700 million, which includes capital expenditures in the $175 million range. The Registrant also announced an increase in its expectations regarding repurchases of its common stock in fiscal year 2011. The Registrant announced that, subject to market conditions, it expects to repurchase approximately $598 million of its common shares in fiscal year 2011.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
The following exhibit is filed as part of this report:

99.1	News Release, dated April 28, 2011, regarding the Registrant’s earnings for the fiscal quarter ended March 31, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 28, 2011	By:	/s/ Michael D. DiCandilo

		Name:	Michael D. DiCandilo
		Title:	Executive Vice President
and Chief Financial Officer